Exhibit 99.1

First Ottawa Bancshares Announces Annual Earnings

OTTAWA, Ill., January 30, 2009 - First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) reported net income for the year ended December 31, 2008, of $1.9 million, or $2.87 per basic common share, and $2.86 per diluted common share, compared to net income of $2.4 million, or $3.72 per basic common share, and $3.71 per diluted common share, for the year ended December 31, 2007. The Company paid cash dividends of $3.00 per share in 2008 and 2007.

“We are pleased with the progress we have made in our core earnings during this most difficult banking year” said Jock Brown, President and CEO. “Our net interest margin is up, and although we have seen some deterioration in loan quality, our losses to date have been manageable. Accounting standards have required us to post losses in our investment portfolio caused by pricing weakness in the overall economy, even though we have not sold those securities and actually suffered a loss. These impairment charges have had a significant impact on our reported earnings, yet represent only a 0.65% decline in value compared with our entire portfolio of securities, insured certificates of deposits held for investment, and cash equivalents of $99.2 million.”

Net income for 2008 decreased $562,000, or 23.3%, from 2007. Net interest income after provision for loan losses increased $215,000, which was the net result of a $1.3 million decrease in total interest income, and by a $1.5 million decrease in interest expense. The net interest margin on a tax equivalent basis increased to 3.91% in 2008 from 3.78% in 2007.  The primary reason for the increase in the net interest margin was the result of an increase in the market rates earned on assets during the continuing gradual reallocation of assets to instruments which earn at higher rates than other types of interest-bearing assets. The increase in interest income was attributable to increases in average tax-equivalent yields available in the marketplace in 2008.

The Company’s noninterest income decreased $1.3 million, or 55.6%, compared to 2007.  Noninterest income decreased primarily due to impairment losses realized on equity security investments of $647,000, and decreases in the market value of derivatives related to index powered certificates of deposit held for investments and for customers of the Bank. The market adjustment for the index powered certificates of deposit in the current year decreased $521,000, resulting in a loss of $401,000, compared to a gain of $120,000, in the prior year.  Service charges on deposit accounts decreased by $165,000, or 16.2%, to $852,000 due to decreased overdraft volume in 2008 compared to 2007. Gains on loan sales to the secondary market increased $29,000 to $58,000 in 2008 compared to 2007 as a result of increased originations of residential real estate loans because of the general decrease in interest rates in 2008. Trust and farm management fee income remained constant at $540,000 in 2008 and 2007

The Company’s noninterest expense was $7.7 million in 2008 and $7.9 million for 2007.  Salaries and benefits, which is the largest component of non-interest expense, decreased $166,000, to $4.3 million in 2008.  Decreases in supplies expense of $10,000, amortization of core deposit intangible expense of $41,000, and professional fees of $74,000 were partially offset by an increase in occupancy and equipment expense of $56,000, and data processing expense of

$42,000 in 2008.  Income tax expense decreased by $334,000 compared to 2007. The Company’s effective tax rate decreased in 2008 due to the impairment losses recognized.

Total assets at December 31, 2008 increased to $275.2 million from $269.2 million at December 31, 2007.  Total deposits at December 31, 2008, were $240.7 million, compared to $240.4 at December 31, 2007. Total stockholders’ equity at December 31, 2008 and December 31, 2007 was $24.7 million and $24.6 million, respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  We serve the surrounding communities through our full-service commercial bank subsidiary, the First National Bank of Ottawa.  The Bank has four locations in Ottawa, two branches in Streator, a branch in Morris, a branch in Yorkville and a loan production office in Minooka. . All information at and for the period ended December 31, 2008, has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.